Dated May 14, 2002
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

Registration Statement
Under the
Securities Act of 1933

                                                            ALAMO GROUP INC
(Exact Name of Registrant as Specified in Its Charter)

Delaware	74-1621248
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

                                               1502 East Walnut, Seguin, Texas 78155
(Address of Principal Executive Offices)

           Alamo Group Inc. First Amended and Restated 1999 Non-Qualified Stock Option Plan
(Full title of the Plan)

Ronald A. Robinson, President
Alamo Group Inc.
1502 East Walnut
Seguin, Texas 78155
(210) 379-1480

(Name, Address and Telephone Number of Agent For Service)

Copy to:
J. David Oppenheimer, Esq.
Oppenheimer, Blend, Harrison & Tate, Inc.
711 Navarro, Sixth Floor
San Antonio, Texas 78205
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share*	Proposed Maximum Aggregate Offering Price*	Amount of Registration Fee

Common Stock Par Value $0.10 Per Share	400,000 Shares	$15.68	$6,272,000	$577.02

* Based on the average of the high and low price of securities of the same class on May 10, 2002, reported in the consolidated reporting system.

Dated May 14, 2002

PART I

Item 1.   Plan Information.

        The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

Item 2.   Registrant Information and Employee Plan Annual Information.

The information required by Part I to be contained in Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

Item 3.   Incorporation of Documents by Reference.

            The following documents previously filed by Alamo Group Inc. ("Alamo Group") with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

(a)   Alamo Group's Annual Report on Form 10-K for the year December 31, 2001;

(b)   The description of Alamo Group's Common Stock, par value $0.10 per share, contained in Alamo Group's Form S-1 Registration Statement filed on February 5, 1993, pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Act") and any amendments or reports filed for the purpose of updating that description.

Item 6.   Indemnification of Directors and Officers.

            Under Article Eight of its Certificate of Incorporation, Alamo Group is required to indemnify any person who at any time is, or shall have been, a director or officer of Alamo Group to the full extent permitted by Section 145 of the Delaware General Corporation Law, as such Section may be amended from time to time. Section 145 of the General Corporation Law of the State of Delaware empowers Alamo Group to indemnify, subject to the standards and limitations set forth therein, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a Director, officer, employee or agent of Alamo Group or is or was serving in such capacity with respect to another corporation or other enterprise at the request of Alamo Group.

Dated May 14, 2002

          Under Section 1 of Article Six of the Bylaws of Alamo Group, Alamo Group is required to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Alamo Group), by reason of the fact that such person is or was a director, officer, employee or agent of Alamo Group, or is or was serving at the request of Alamo Group as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Alamo Group and, with respect to any criminal action or proceeding, that he had no reasonable cause to believe his conduct was unlawful.

          Under Section 2 of Article Six of the Bylaws of Alamo Group, Alamo Group also is required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or contemplated action or suit by or in the right of Alamo Group to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of Alamo Group, or is or was serving at the request of Alamo Group as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise if he acted in good faith and in a manner he reasonably believed to be in the best interests of Alamo Group, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Alamo Group, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

          Any indemnification under Section 1 or 2 of Article Six of the Bylaws of Alamo Group shall be made by Alamo Group only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct described in such sections. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

Item 8.  Exhibits.

Exhibit	Exhibit Title

4(a)	Certificate of Incorporation, as amended,	Incorporated by Reference From Form S-1, February 5, 1993

4(b)	Bylaws of Alamo Group Inc.	Incorporated by Reference From Form S-1, February 5, 1993

4(c)	Amendment to Bylaws of Alamo Group Inc.	Filed Herewith

23	Consent of Independent Auditors	Filed Herewith

Item 9.   Undertakings.

(a)                         The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

Dated May 14, 2002

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

Dated May 14, 2002
SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seguin, State of Texas on May 8, 2002.

ALAMO GROUP INC.

By:	/s/ Ronald A. Robinson
Ronald A. Robinson, President

Dated May 14, 2002

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Donald J. Douglass Donald J. Douglass	Chairman of the Board, and Director	May 8, 2002

/s/ Ronald A. Robinson Ronald A. Robinson	President, Chief Executive Officer and Director (Principal Executive Officer And Principal Financial Officer)	May 8, 2002

/s/ Richard J. Wehrle Richard J. Wehrle	Corporate Controller (Principal Accounting Officer)	May 8, 2002

/s/ David H. Morris	Director	May 8, 2002
David H. Morris

/s/ James B. Skaggs	Director	May 8, 2002
James B. Skaggs

/s/ William R. Thomas	Director	May 8, 2002
William R. Thomas

/s/ Jerry E. Goldress	Director	May 8, 2002
Jerry E. Goldress